Exhibit 99.1

February 20, 2018

SiteOne Landscape Supply Announces Fourth Quarter and Full Year 2017 Earnings

Fourth Quarter 2017 Highlights:

•	Net sales increased by 15% to $415.7 million
•	Organic Daily Sales increased by 7%
•	Gross profit increased 18% to $131.9 million; gross margin increased 80 basis points to 31.7%
•	Net income of $4.0 million, compared to a net loss of $5.6 million in the prior year period
•	Adjusted EBITDA increased 37% to $15.3 million
•	Completed the acquisition of Harmony Gardens

Full Year 2017 Highlights:

•	Net sales increased by 13% to $1.86 billion
•	Organic Daily Sales increased by 5%
•	Gross profit increased 15% to $595.5 million; gross margin increased 70 basis points to 32.0%
•	Net income for the year was $54.6 million, compared to $30.6 million in 2016
•	Adjusted EBITDA increased 17% to $157.2 million; adjusted EBITDA margin improved to 8.4%
•	Year-end net debt to Adjusted EBITDA was 2.9x
•	Completed eight acquisitions during the year with approximately $130.0 million in annualized net sales

Post-Quarter Highlights:

•	Completed the acquisition of Pete Rose, Inc. and Atlantic Irrigation

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its fourth quarter and full fiscal year ended December 31, 2017 (“Fiscal 2017”).

“We finished 2017 with a strong fourth quarter performance and are pleased with our overall full-year financial results. During the year we improved organic sales growth, achieved solid contribution of sales and profits from acquisitions and expanded our adjusted EBITDA margin. The combination of these allowed us to deliver strong adjusted EBITDA and net income growth while keeping our leverage ratio within our targeted range,” said Doug Black, SiteOne’s Chairman and CEO. “We also made important investments in our salesforce, eCommerce, IT, and supply chain to strengthen our company and support future growth and profitability. With positive end-market growth trends, we are excited to continue to execute our strategy and create significant value for all of our stakeholders in the coming years. ”

Fourth Quarter 2017 Results

Net sales for the fourth quarter of Fiscal 2017 increased to $415.7 million, or 15%, compared to $361.8 million for the prior-year period. Organic Daily Sales increased 7% compared to prior year period as we saw strength in the construction, repair and remodel and golf markets. Acquisitions contributed approximately $31 million in sales, or 8%, to our overall growth for the quarter.

Gross profit increased to $131.9 million, or 18%, compared to $111.8 million for the prior-year period. Gross margin improved by 80 bps to 31.7% for the fourth quarter of Fiscal 2017. We continue to see margin improvement driven by category management.

Selling, general and administrative expenses (“SG&A”) in the fourth quarter of Fiscal 2017 increased to $133.8 million from $116.2 million in the same period last year due to the additional contribution from acquisitions. SG&A as a percent of net sales increased to 32.2%, an increase of 10 basis points compared to the same period last year.

Net income for the fourth quarter of Fiscal 2017 was $4.0 million, compared to a net loss of $5.6 million during the same period in the prior year. The improvement in net income was driven by a lower effective tax rate, higher sales and increased profitability.

Adjusted EBITDA increased to $15.3 million for the fourth quarter of Fiscal 2017, compared to $11.2 million for the prior-year period.

Full Year 2017 Results

Net sales for Fiscal 2017 increased to $1.86 billion, or 13%, compared to $1.65 billion for the prior fiscal year (“Fiscal 2016”). Organic Daily Sales increased 5% for Fiscal 2017 compared to Fiscal 2016. Organic growth was driven by sales of our construction related products like hardscapes, nursery, landscape accessories and irrigation. Acquisitions contributed $135.0 million, or 8%, to our overall net sales growth for Fiscal 2017.

Gross profit for Fiscal 2017 increased to $595.5 million, up 15% compared to $515.7 million for the prior year. Gross margin for the year improved by 70 basis points to 32.0% compared to 31.3% in Fiscal 2016. Operational improvements in category management were the primary contributor to margin gains.

SG&A for the year increased to $502.2 million from $446.5 million in Fiscal 2016. The increase in SG&A was attributable to our investments made to support future organic growth and profitability along with operating costs associated with our acquisitions. SG&A as a percent of net sales declined to 27.0%, a 10 basis points improvement compared to the prior year period due in part to the non-recurrence of IPO related costs in 2017.

Our effective tax rate for Fiscal 2017 was 24.8% as compared to 41.0% for Fiscal 2016. The decrease in the effective rate was due primarily to a $6.8 million benefit related to ASU 2016-09, and a $3.2 million benefit related to the Tax Cuts and Jobs Act (the “2017 Tax Act”). The 2017 Tax Act required us to re-measure certain deferred tax assets and liabilities at the reduced U.S. corporate income tax rate of 21%, and to record a one-time transition tax related to the unremitted earnings of our Canadian subsidiary. We have not finalized our accounting for the tax effects of the 2017 Tax Act; however, our net benefit is based upon a reasonable estimate. We currently expect our 2018 effective tax rate will be between 26% and 27%, excluding ASU 2016-09 and other discrete items.

Net income for Fiscal 2017 was $54.6 million, compared to net income of $30.6 million for Fiscal 2016. The increase in net income for the year was attributable to the sales growth both organically and through acquisition, gross margin improvement and a lower effective tax rate. For the year, Adjusted EBITDA increased 17% to $157.2 million, compared to $134.3 million in Fiscal 2016. The Adjusted EBITDA margin expanded by 30 basis points to 8.4%, compared to Fiscal 2016.

Net debt, calculated as long-term debt (net of issuance costs and discounts) plus capital leases, net of cash and cash equivalents on our balance sheet as of December 31, 2017, was $458.6 million. Net debt to Adjusted EBITDA for the last twelve months was 2.9 times.

Outlook

For 2018, we expect Adjusted EBITDA to be in the range of $180 million to $192 million.

Reconciliation for the forward-looking full-year 2018 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Conference Call Information

SiteOne management will host a conference call today, February 20, 2018, at 8 a.m. Eastern Time, to discuss the Company’s financial results. The conference call may be accessed by dialing (877) 705-6003 (domestic) or (201) 493-6725 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13675849. The replay will be available until 11:59 p.m. (ET) on March 6, 2018.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. is the largest and only national wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Pascal Convers

Executive Vice President, Strategy, Development and Investor Relations

470-270-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2018 Adjusted EBITDA outlook. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: cyclicality in residential and commercial construction markets; general economic and financial conditions; weather conditions, seasonality and availability of water to end-users; laws and government regulations applicable to our business that could negatively impact demand for our products; public perceptions that our products and services are not environmentally friendly; competitive industry pressures; product shortages and the loss of key suppliers; product price fluctuations; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks; increased operating costs; and other risks, as described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended January 1, 2017.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents our net income (loss) plus the sum of income tax (benefit), depreciation and amortization and interest expense, net of interest income. Adjusted EBITDA is further adjusted for stock-based compensation expense, related party advisory fees, (gain) loss on sale of assets and other non-cash items, other non-recurring (income) and loss. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus capital leases, net of cash and cash-equivalents on our balance sheet. Leverage Ratio is defined as Net Debt to trailing twelve months Adjusted EBITDA. Free Cash Flow is defined as Cash Flow from Operating Activities, less capital expenditures. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield stores, but excluding Net sales from acquired stores until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays and holidays, that SiteOne branches are open during the relevant reporting period.

SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets

(In millions, except share and per share data)

	December 31, 2017	January 1, 2017
Assets
Current assets
Cash and cash equivalents	$16.7	$16.3
Accounts receivable, net of allowance for doubtful accounts of $4.7 and $4.3 for 2017 and 2016, respectively	219.9	169.0
Inventory, net	338.3	289.6
Income tax receivable	2.7	1.6
Prepaid expenses and other current assets	24.3	13.5
Total current assets	601.9	490.0

Property and equipment, net	75.5	69.8
Goodwill	106.5	70.8
Intangible assets, net	112.8	103.3
Other assets	14.0	8.7
Total assets	$910.7	$742.6

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$124.1	$108.3
Current portion of capital leases	4.9	4.3
Accrued compensation	40.1	36.7
Long term debt, current portion	3.5	3.0
Accrued liabilities	33.2	33.2
Total current liabilities	205.8	185.5

Other long-term liabilities	16.8	9.1
Capital leases, less current portion	6.8	6.7
Deferred tax liabilities	8.4	20.0
Long term debt, less current portion	460.1	372.5
Total liabilities	697.9	593.8

Commitment and contingencies
Redeemable convertible preferred stock	—	—

Stockholders’ equity
Common stock, par value $0.01; 1,000,000,000 shares authorized; 39,977,181 and 39,597,532 shares issued, and 39,956,270 and 39,576,621 shares outstanding at December 31, 2017 and January 1, 2017, respectively	0.4	0.4
Additional paid-in capital	227.8	219.3
Accumulated deficit	(15.1)	(69.7)
Accumulated other comprehensive loss	(0.3)	(1.2)
Total stockholders’ equity	212.8	148.8
Total liabilities and stockholders’ equity	$910.7	$742.6

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations

(In millions, except share and per share data)

	For the year January 2, 2017 to December 31, 2017	For the year January 4, 2016 to January 1, 2017	For the year December 29, 2014 to January 3, 2016
Net sales	$1,861.7	$1,648.2	$1,451.6
Cost of goods sold	1,266.2	1,132.5	1,022.5
Gross profit	595.5	515.7	429.1

Selling, general and administrative expenses	502.2	446.5	373.3
Other income	4.5	4.8	4.0
Operating income	97.8	74.0	59.8

Interest and other non-operating (income) expenses	25.2	22.1	11.4
Net income before taxes	72.6	51.9	48.4
Income tax expense	18.0	21.3	19.5
Net income	54.6	30.6	28.9
Less:
Redeemable convertible preferred stock dividends	—	9.6	25.1
Redeemable convertible preferred stock beneficial conversion feature	—	—	18.6
Special cash dividend paid to preferred stockholders	—	112.4	—
Net income (loss) attributable to common shares	$54.6	$(91.4)	$(14.8)

Net income (loss) per common share:
Basic	$1.37	$(3.01)	$(1.04)
Diluted	$1.29	$(3.01)	$(1.04)
Weighted average number of common shares outstanding:
Basic	39,754,595	30,316,087	14,209,843
Diluted	42,193,432	30,316,087	14,209,843

SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows

(In millions)

	For the year Jan 2, 2017 to Dec 31, 2017	For the year Jan 4, 2016 to Jan 1, 2017	For the year Dec 29, 2014 to Jan 3, 2016
Cash Flows from Operating Activities:
Net income	$54.6	$30.6	$28.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	17.6	14.2	12.8
Stock-based compensation	5.9	4.7	3.0
Amortization of software and intangible assets	25.5	22.8	18.4
Amortization of debt related costs	3.0	2.5	3.0
Loss on extinguishment of debt	0.1	1.7	1.2
Loss on sale of equipment	0.6	—	0.4
Deferred income taxes	(16.5)	(9.9)	(7.5)
Other	0.1	(0.3)	0.3
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	(40.5)	(18.7)	(11.4)
Inventory	(31.0)	(0.6)	3.7
Income tax receivable	(1.0)	6.6	6.3
Prepaid expenses and other assets	(12.2)	0.2	5.0
Accounts payable	7.1	8.2	(8.9)
Accrued expenses and other liabilities	3.0	10.9	15.8
Net Cash Provided By Operating Activities	$16.3	$72.9	$71.0

Cash Flows from Investing Activities:
Purchases of property and equipment	(14.5)	(8.8)	(10.5)
Purchases of intangible assets	(1.5)	—	—
Acquisitions, net of cash acquired	(82.9)	(66.4)	(100.7)
Proceeds from the sale of property and equipment	0.3	0.3	0.2
Net Cash Used In Investing Activities	$(98.6)	$(74.9)	$(111.0)

Cash Flows from Financing Activities:
Equity proceeds from common stock	2.7	0.2	2.2
Purchase of treasury stock	—	(0.2)	(0.1)
Special cash dividend	—	(176.0)	—
Other dividends paid	—	(13.0)	—
Borrowings under term loan	649.5	570.9	—
Repayments under term loan	(598.3)	(336.2)	(0.8)
Borrowings on asset-based credit facility	386.4	355.5	364.1
Repayments on asset-based credit facility	(350.4)	(392.5)	(310.4)
Debt issue costs paid	(2.2)	(4.2)	(1.0)
Payments on capital lease obligations	(5.1)	(4.2)	(4.3)
Other financing activities	(0.1)	(2.1)	—
Net Cash Provided By (Used In) Financing Activities	$82.5	$(1.8)	$49.7

Effect of exchange rate on cash	0.2	—	(0.2)
Net Change In Cash	0.4	(3.8)	9.5

Cash and cash equivalents:
Beginning	16.3	20.1	10.6
Ending	$16.7	$16.3	$20.1

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	23.9	16.5	8.4
Cash paid during the year for income taxes	35.9	24.3	21.9

Supplemental Disclosures of Noncash Investing and Financing Information:
Acquisition of property and equipment through capital leases	5.8	4.3	4.8

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations

(In millions, except share and per share data)

	For the quarter (1)		For the year (2)
	October 2, 2017 to December 31, 2017	October 3, 2016 to January 1, 2017	January 2, 2017 to December 31, 2017	January 4, 2016 to January 1, 2017

Net sales	$415.7	$361.8	$1,861.7	$1,648.2
Cost of goods sold	283.8	250.0	1,266.2	1,132.5
Gross profit	131.9	111.8	595.5	515.7

Selling, general and administrative expenses	133.8	116.2	502.2	446.5
Other income	0.7	1.4	4.5	4.8
Operating income (loss)	(1.2)	(3.0)	97.8	74.0

Interest and other non-operating (income) expenses	6.2	6.7	25.2	22.1
Net income (loss) before taxes	(7.4)	(9.7)	72.6	51.9
Income tax expense (benefit)	(11.4)	(4.1)	18.0	21.3
Net income (loss)	4.0	(5.6)	54.6	30.6
Less:
Redeemable convertible preferred stock dividends	—	—	—	9.6
Special cash dividend paid to preferred stockholders	—	—	—	112.4
Net loss attributable to common shares	$4.0	$(5.6)	$54.6	$(91.4)

Net loss per common share:
Basic	$0.10	$(0.14)	$1.37	$(3.01)
Diluted	$0.09	$(0.14)	$1.29	$(3.01)
Weighted average number of common shares outstanding:
Basic	39,877,912	39,575,530	39,754,595	30,316,087
Diluted	42,477,161	39,575,530	42,193,432	30,316,087

(1)	Unaudited.

(2)	Derived from audited financial statements.

The following table presents a reconciliation of Adjusted EBITDA to Net income (loss):

(In millions, unaudited)

	2017 Fiscal Year					2016 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported Net income (loss)	$54.6	$4.0	$16.9	$44.2	$(10.5)	$30.6	$(5.6)	$14.9	$26.9	$(5.6)
Income tax (benefit) expense	18.0	(11.4)	10.7	26.3	(7.6)	21.3	(4.1)	10.7	18.1	(3.4)
Interest expense, net	25.2	6.2	6.2	6.6	6.2	22.1	6.7	6.3	6.5	2.6
Depreciation & amortization	43.1	11.4	11.1	10.8	9.8	37.0	9.6	9.7	9.1	8.6
EBITDA	140.9	10.2	44.9	87.9	(2.1)	111.0	6.6	41.6	60.6	2.2
Stock-based compensation(a)	5.9	1.4	1.5	1.6	1.4	5.3	1.3	1.1	2.2	0.7
(Gain) loss on sale of assets(b)	0.6	0.4	—	0.1	0.1	—	0.1	—	—	(0.1)
Advisory fees(c)	—	—	—	—	—	8.5	—	—	8.0	0.5
Financing fees(d)	1.7	0.2	0.4	1.1	—	4.6	1.1	0.4	3.1	—
Rebranding and other adjustments(e)	8.1	3.1	1.6	1.6	1.8	4.9	2.1	0.6	1.0	1.2
Adjusted EBITDA(f)	$157.2	$15.3	$48.4	$92.3	$1.2	$134.3	$11.2	$43.7	$74.9	$4.5

(a)	Represents stock-based compensation expense recorded during the period.
(b)	Represents any gain or loss associated with the sale or write-down of assets not in the ordinary course of business.
(c)	Represents fees paid to CD&R and Deere for consulting services. In connection with the IPO, we entered into termination agreements with CD&R and Deere pursuant to which the parties agreed to terminate the related consulting agreements.
(d)	Represents fees associated with our debt refinancing and debt amendments, as well as fees incurred in connection with our initial public offering and secondary offerings.
(e)	Represents (i) expenses related to our rebranding to the name SiteOne and (ii) professional fees, retention and severance payments, and performance bonuses related to historical acquisitions. Although we have incurred professional fees, retention and severance payments, and performance bonuses related to acquisitions in several historical periods and expect to incur such fees and payments for any future acquisitions, we cannot predict the timing or amount of any such fees or payments.
(f)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented.

The following table presents a reconciliation of Organic Daily Sales to Net sales:

(In millions, except Selling Days; unaudited)

	2017 Fiscal Year					2016 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported Net sales	$1,861.7	$415.7	$502.4	$608.6	$335.0	$1,648.2	$361.8	$444.5	$513.4	$328.5
Organic sales	1,694.0	370.0	457.4	548.1	318.5	1,615.5	346.8	433.6	506.6	328.5
Acquisition contribution(a)	167.7	45.7	45.0	60.5	16.5	32.7	15.0	10.9	6.8	—
Selling Days	252	61	63	64	64	253	61	63	64	65
Organic Daily Sales	$6.7	$6.1	$7.3	$8.6	$5.0	$6.4	$5.7	$6.9	$7.9	$5.1

(a)	Represents net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2017 Fiscal Year.